DISTRIBUTION AGREEMENT

THIS AGREEMENT is made and entered into as of this ___ day of _________, 2015 by and between Miller/Howard Funds Trust, a Delaware statutory trust (the “Client”) on behalf of each of its series listed in Exhibit A hereto, as such Exhibit A may be amended from time to time (each a “Fund” and collectively, the “Funds”) and Foreside Fund Services, LLC, a Delaware limited liability company (the “Distributor”).

WHEREAS, the Client is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company, and is authorized to issue shares of beneficial interest (“Shares”) in separate series, with each such series representing interests in a separate portfolio of securities and other assets;

WHEREAS, the Client has established and designated the Funds as separate series of the Client;

WHEREAS, the Client desires to retain the Distributor as principal underwriter in connection with the offering and sale of the Shares of each Fund;

WHEREAS, the Distributor is registered as a broker-dealer under the Securities Exchange Act of 1934, as amended (the “1934 Act”), and is a member of the Financial Industry Regulatory Authority (“FINRA”);

WHEREAS, this Agreement has been approved on behalf of each Fund by a vote of the Client’s board of trustees (the “Board”) and its disinterested directors in conformity with Section 15(c) of the 1940 Act; and

WHEREAS, the Distributor is willing to act as principal underwriter for the Client on the terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.           Appointment of Distributor. The Client hereby appoints the Distributor as its exclusive agent for the sale and distribution of Shares of the Funds, on the terms and conditions set forth in this Agreement, and the Distributor hereby accepts such exclusive appointment and agrees to perform the services and duties set forth in this Agreement. In the event that the Client establishes additional classes or series other than the Fund(s) listed on Exhibit A with respect to which it desires to retain the Distributor to act as distributor hereunder, the Client shall notify the Distributor, whereupon Exhibit  A shall  be supplemented (or  amended). Each series shall become a Fund hereunder (upon written agreement of the Distributor) and shall be subject to the provisions of this Agreement to the same extent as the Funds (except to the extent that said provisions may be modified in writing by the Company and the Distributor at any time).

2.           Services and Duties of the Distributor.

A.           The Distributor agrees to act as agent of the Client for distribution of the Shares of each Fund, upon the terms and at the current offering price (plus sales charge, if any) described in the Prospectus.  As used in this Agreement, the term “Prospectus” shall mean each current prospectus, including the statement of additional information and summary prospectus, as amended or supplemented, relating to any of the Funds and included in the currently effective registration statement(s) or post-effective amendment(s) thereto (the “Registration Statement”) of the Client with respect to such Fund under the Securities Act of 1933 (the “1933 Act”) and the 1940 Act.

B.           During the continuous public offering of Shares of a Fund, the Distributor will use commercially reasonable efforts to distribute Shares of the Fund.  All orders for Shares shall be made through financial intermediaries or directly to the applicable Fund or its designated agent.  Such purchase orders shall be deemed effective at the time and in the manner set forth in the Prospectus of the Fund.  The Fund or its designated agent will confirm orders and subscriptions upon receipt, will make appropriate book entries and, upon receipt of payment therefor, will issue the appropriate number of Shares in uncertificated form.

C.           The Distributor shall maintain membership with the NSCC and any other similar successor organization to sponsor a participant number for the Funds so as to enable the Shares to be traded through FundSERV.  The Distributor shall not be responsible for any operational matters associated with FundSERV or Networking transactions.

D.           The Distributor acknowledges and agrees that it is not authorized to provide any information or make any representations regarding the Funds other than as contained in the Prospectus and any sales literature and advertising materials specifically approved by the Client.

E.           The Distributor agrees to review all proposed advertising materials and sales literature for compliance with applicable laws and regulations, and shall file with appropriate regulators those advertising materials and sales literature it believes are in compliance with such laws and regulations.  The Distributor agrees to furnish to the Client any comments provided by regulators with respect to such materials.

F.           Each Fund agrees to redeem or repurchase Shares tendered by shareholders of the Funds in accordance with the Fund’s obligations in the Prospectus and the Registration Statement.  Each Fund reserves the right to suspend such repurchase right upon written notice to the Distributor.

G.           The Distributor may, in its discretion, and shall, at the request of a Fund, enter into agreements with such qualified broker-dealers and other financial intermediaries as it may select, in order that such broker-dealers and other intermediaries also may sell Shares of the Fund.  No broker-dealer or other person which enters into a selling or servicing agreement with the Distributor shall be authorized to act as agent for the Client or its Funds in connection with the offering or sale of Shares to the public or otherwise.  The form of any dealer agreement with respect to a Fund shall be approved by the Client on behalf of such Fund.

The Distributor shall not be obligated to make any payments to any broker-dealers, other financial intermediaries or other third parties, unless (i) the Distributor has received a corresponding payment from the applicable Fund’s plan of distribution adopted by the Fund pursuant to Rule 12b-1 of the 1940 Act or other applicable rule under the 1940 Act (“Distribution and Service Plan”) and (ii) such corresponding payment has been approved by the Client’s Board.   The Distributor shall include in the forms of agreement with selling broker-dealers a provision for the forfeiture by them of any sales charge or discount with respect to Shares sold by them and redeemed, repurchased or tendered for redemption within seven business days after the date of confirmation of such purchases.

H.           The Distributor shall devote its best efforts to effect sales of Shares of the Funds but shall not be obligated to sell any certain number of Shares.

I.           The Distributor shall promptly prepare reports for the Board regarding its activities under this Agreement as from time to time shall be reasonably requested by the Board, including reports regarding the use of payments received by the Distributor, if any from a Fund pursuant to a Distribution and Service Plan.

The Distributor may enter into agreements (“Subcontracts”) with qualified third parties to carry out some or all of the Distributor’s obligations under this Agreement, with the prior written consent of the Client, such consent not to be unreasonably withheld; provided that execution of a Subcontract shall not relieve the Distributor of any of its responsibilities hereunder.

J.           The services furnished by the Distributor hereunder are not to be deemed exclusive and the Distributor shall be free to furnish similar services to others so long as its services under this Agreement are not impaired thereby.

K.           Notwithstanding anything herein to the contrary, the Distributor shall not be required to register as a broker or dealer in any specific jurisdiction or to maintain its registration in any jurisdiction in which it is now registered.

3.           Representations, Warranties and Covenants of the Client.

A.           The Client on behalf of each Fund hereby represents and warrants to the Distributor, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(i)	The Client is duly organized and in good standing under the laws of its jurisdiction of incorporation/organization and is registered as an open-end management investment company under the 1940 Act;

(ii)
this Agreement has been duly authorized, executed and delivered by the Client on behalf of each Fund and, when executed and delivered, will constitute a valid and legally binding obligation of each Fund, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(iii)
it is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws/operating agreement or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement on behalf of each Fund;

(iv)	the Shares of each Fund are validly authorized and, when issued in accordance with the description in the Prospectus, will be fully paid and non-assessable;

(v)
the Registration Statement and Prospectus relating to each Fund, in each case, at the time of effectiveness, included therein have been prepared in conformity with the requirements of the 1933 Act and the 1940 Act and the rules and regulations thereunder;

(vi)
the Registration Statement and Prospectus relating to each Fund, at the time of effectiveness or the effectiveness of any supplement or amendment thereto, and any advertising materials and sales literature prepared by the Client or its agent on behalf of the Fund, at the time it is provided to the Distributor in final form, do not and shall not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not materially misleading, and that all statements or information furnished to the Distributor pursuant to this Agreement shall be true and correct in all material respects, except  that  no representation or warranty  in this Agreement shall apply to  statements or omissions made in reliance upon and in conformity with information furnished to each Fund by the Distributor in writing for use in the Registration Statement or Prospectus, advertising materials or other sales literature relating to each Fund; and

(vii)
the Client on behalf of each Fund owns, possesses, licenses or has other rights to use all patents, patent applications, trademarks and service marks, trademark and service mark registrations, trade names, copyrights, licenses, inventions, trade secrets, technology, know-how and other intellectual property (collectively, “Intellectual Property”) necessary for or used in the conduct of each Fund’s  business and for the offer, issuance, distribution and sale of each Fund’s Shares in accordance with the terms of the Prospectus and this Agreement, and such Intellectual Property does not and will not breach or infringe the terms of any Intellectual Property owned, held or licensed by any third party.

B.           For so long as the Board shall determine to continuously offer the Shares of a Fund, the Client on behalf of that Fund, shall take, or cause to be taken, all necessary action to register such Shares under the federal and all applicable state securities laws and to maintain an effective Registration Statement with respect to such Shares in order to permit the sale of such Shares as herein contemplated.  The Client on behalf of each Fund authorizes the Distributor to use the Prospectus, in the form furnished to the Distributor from time to time, in connection with the sale of such Shares.

C.           The Client on behalf of each Fund agrees to advise the Distributor promptly in writing:

(i)
of any material correspondence or other communication by the Securities and Exchange Commission (“SEC”) or its staff relating to the Funds, including requests by the SEC for amendments to the Registration Statement or Prospectus;

(ii)
in the event of the issuance by the SEC of any stop-order suspending the effectiveness of the Registration Statement relating to the Funds then in effect or the initiation of any proceeding for that purpose;

(iii)
of the happening of any event which makes untrue any statement of a material fact made in the Prospectus relating to the Funds or which requires the making of a change in such Prospectus in order to make the statements therein not materially misleading;

(iv)	of all actions taken by the SEC including with respect to any amendments to any Registration Statement or Prospectus which may from time to time be filed with the SEC;

(v)
in the event that it determines to suspend the sale of Shares of the Fund at any time in response to conditions in the securities markets or otherwise or to suspend the redemption of Shares of the Fund at any time as permitted by the 1940 Act or the rules of the SEC; and

(vi)	of the commencement of any litigation or proceedings against the Fund or any of the Client’s officers or directors in connection with the issue and sale of any of the Shares.

D.           The Client shall file such reports and other documents as may be required under applicable federal and state laws and regulations, including state blue sky laws, and on behalf of each Fund shall notify the Distributor in writing of the states in which the Shares of the Fund may be sold and of any changes to such information.

E.           The Client on behalf of each Fund agrees to file from time to time such amendments to its Registration Statement and Prospectus relating to such Fund as may be necessary in order that its Registration Statement and Prospectus will not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

F.           The Client on behalf of each Fund shall fully cooperate in the efforts of the Distributor to sell and arrange for the sale of Shares of the Fund.  In addition, the Client on behalf of each Fund shall provide to the Distributor from time to time copies of all information, financial statements, and other papers that the Distributor may reasonably request for use in connection with the distribution of Shares of the Fund, including, without limitation, certified copies of any financial statements prepared for the Fund by its independent public accountants and such reasonable number of copies of the most current Prospectus, statement of additional information and annual and interim reports to shareholders as the Distributor may request.  The Client on behalf of each Fund shall forward a copy of any SEC filings, including the Registration Statement relating to the Fund, to the Distributor within one business day of any such filings.  The Client represents that it will not use or authorize the use of any advertising or sales material unless and until such materials have been approved and authorized for use by the Distributor.  The Client on behalf of each Fund shall cooperate with the Distributor in its efforts to obtain from each other agent or service provider to the Fund, including the Fund’s transfer agent and investment adviser, in a timely and accurate manner all such information (and in such reasonable medium) that the Distributor may reasonably request that may be necessary for the Distributor to perform its duties under this Agreement.

G.           The Client shall provide, and cause each other agent or service provider to the Client, including the Client’s transfer agent and investment adviser, to provide, to Distributor in a timely and accurate manner all such information (and in such reasonable medium) that the Distributor may reasonably request that may be necessary for the Distributor to perform its duties under this Agreement.

H.           The Client on behalf of a Fund shall not file any amendment to the Registration Statement or Prospectus relating to that Fund that amends any provision therein which pertains to the Distributor, the distribution of the Shares of the Fund or the applicable sales loads or public offering price without giving the Distributor reasonable advance notice thereof; provided, however, that nothing contained in this Agreement shall in any way limit the right of the Client on behalf of a Fund to file at any time such amendments to the Registration Statement or Prospectus relating to the Fund, of whatever character, as the Client on behalf of the Fund may deem advisable, such right being in all respects absolute and unconditional.

I.           The Client on behalf of each Fund has adopted policies and procedures pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time.  In this regard, the Client shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent the unauthorized access to or use of, confidential records and information relating to the Client and the owners of the Shares.

4.           Representations, Warranties and Covenants of the Distributor.

A.           The Distributor hereby represents and warrants to the Client, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(i)
it is duly organized and existing in  good  standing   under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(ii)	it is a broker-dealer registered with the SEC under Section 15 of the 1934 Act and a member in good standing of FINRA;

(iii)
prior to  entering  into this  Agreement,  the Distributor  will  have obtained  any consent, approval, waiver, registration or other authorization of or by, or made all requisite filings with, any court, administrative or regulatory agency or other governmental authority, or any self-regulatory organization that is required to be obtained by the Distributor in connection with the execution, delivery or performance by the Distributor or the consummation by the Distributor, of the transactions contemplated by this Agreement;

(iv)
this Agreement has been duly authorized, executed and delivered by the Distributor and, when executed and delivered, will constitute a valid and legally binding obligation of the Distributor, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general  application affecting  the  rights and  remedies  of  creditors  and secured parties;

(v)
it is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, operating agreement or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement; and

(vi)
it has the financial resources available to it necessary for the performance of its services and obligations to each Fund as contemplated in the Registration Statement relating to each such Fund and this Agreement.

B.           In connection with all matters relating to this Agreement, the Distributor will comply with the applicable requirements of the 1933 Act, the 1934 Act, the 1940 Act, the regulations of FINRA and all other applicable federal or state laws and regulations.

C.           The Distributor shall promptly notify the Client of the commencement of any litigation or proceedings against the Distributor or any of its managers, officers or directors in connection with the issue and sale of any of the Shares.

D.           The Distributor shall use best efforts to as promptly as possible notify the Client on behalf of each Fund should the Distributor no longer be a broker-dealer registered with the SEC under Section 15 of the 1934 Act or a member in good standing of FINRA, or should the Distributor become aware that the SEC or FINRA has taken steps to terminate the Distributor’s registration with the SEC or FINRA has commenced formal proceedings to downgrade Distributor’s status as a member in good standing during the term of this Agreement.

E.           The Distributor agrees that it will not use or authorize the use of any advertising or sales material relating to a Fund unless such material has been provided by the Client on behalf of that Fund or by its investment adviser to the Distributor.

F.           The Distributor shall review all references to the Distributor in the Registration Statement  and  Prospectus  and shall  provide  or confirm  in writing  information  related to  its services hereunder for inclusion or included therein and such description shall be true, accurate and complete  in all material  respects.   The Distributor shall promptly provide the Client in writing updates to such description of the Distributor and its services, as necessary.

G.           The Distributor hereby agrees to, subsequent to the date hereof, promptly notify the Client of any material adverse change in the business, financial condition, capitalization or regulatory status of the Distributor that would prevent or materially impair the Distributor from carrying out its services and obligations under this Agreement.

H.           The Distributor hereby agrees to, subsequent to the date hereof, promptly notify the Client on behalf of each Fund (i) if an involuntary proceeding has been commenced or an involuntary petition has been filed seeking (a) liquidation or other relief in respect of the Distributor or its debts, or of a majority of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (b) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Distributor or for the majority of its assets, and, in any such case, such proceeding or petition shall continue undismissed and unstayed for a period of 60 or more days or an order or decree approving or ordering any of the foregoing shall be entered, or (ii) if the Distributor (a) voluntarily commences any proceeding or files any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (b) consents to the institution of, or fails to contest any proceeding or petition described in clause (i), (c) applies for or consents to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Distributor or for a substantial part of its assets, (d) makes a general assignment for the benefit of creditors of a majority of its assets or (f) takes any action for the purpose of effecting any of the foregoing (clauses (i) and (ii), each a “Distributor Bankruptcy Event”).

I.           The Distributor agrees to maintain and keep all books, accounts and other records of each Fund that relate to activities performed by the Distributor hereunder required by the 1940 Act, and will maintain and keep such books, accounts and records in accordance with that Act.  The Distributor agrees that all records that it maintains pursuant to Rule 31 a-3 under the 1940 Act for each Fund shall at all times remain the property of the Fund, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of the Agreement or otherwise on reasonable written request.  The Distributor further agrees that all records that it maintains for the each Fund pursuant to Rule 31a-1 under the 1940 Act will be preserved for the periods prescribed by Rule 3la-2 under the 1940 Act, unless any such records are earlier surrendered as provided above.  Records shall be surrendered in usable machine-readable form.  The Distributor shall not have the right to retain copies of such records without the Fund’s prior written-consent; except that the Distributor may retain all records that it is required to maintain pursuant to applicable legal and regulatory requirements without obtaining the consent of any Fund.  Any records retained by the Distributor shall be subject to observance of its confidentiality obligations under this Agreement.

J.           The Distributor understands and agrees that it is a “service provider” to the Client on behalf of each Fund as contemplated by Rule 38a-l under the 1940 Act. As such, the Distributor agrees to reasonably cooperate with each Fund and the Client’s Trustees and officers, including the Client’s Chief Compliance Officer (“CCO”), with respect to (1) any and all compliance-related matters with respect to the Distributor’s services provided to each Fund under this Agreement, and (2) the efforts of the Client on behalf of each Fund to assure that each of its service providers adopts and maintains policies and procedures that are reasonably designed to prevent violation of the “federal securities laws”, as that term is defined by Rule 38a l, by the Client, the Fund and its service providers. In this regard, the Distributor shall:

(i)	submit to the Board for its consideration and approval prior to commencement of a Fund’s operations, and annually thereafter the Distributor’s applicable compliance policies and procedures;

(ii)
upon reasonable request, provide periodic reports discussing the Distributor’s compliance program and special reports on a timely basis in the event of Material Compliance Matter as defined in Rule 38a-l  of the 1940 Act and material changes to the compliance program;

(iii)
permit the Client on behalf of each Fund and its Trustees and officers to become familiar with the Distributor’s operations and understand those aspects of the Distributor’s operations that may expose the Fund to compliance risks or lead to a violation by the Client, the Fund or the Distributor of the federal securities laws with respect to the Distributor’s services to the Funds under this Agreement;

(iv)
make its officers and employees reasonably available during its normal business hours to trustees, directors, officers or employees of the Fund’s investment adviser, of the Client, the Fund or their respective designee to answer questions relating to the Distributor’s provision of services under this Agreement and its compliance with the Distributor’s and the Fund’s policies and procedures permitting the Fund’s investment adviser, the Client on behalf of each Fund and their respective trustees, directors, officers and employees to maintain an active working relationship with the Distributor’s compliance personnel;

(v)	provide the Client on behalf of each Fund and its Trustees and CCO with such certifications as may be required by applicable Federal law or the law of any State; and

(vii)
reasonably cooperate with each Fund’s independent public accountants and shall take all reasonable action in the performance of its obligations under this Agreement to assure that access to all reasonably necessary information and the appropriate personnel are made available to such accountants as such may be required from time to time.

K.              The Distributor hereby agrees that neither it, nor its officers, directors, or employees, will contact shareholders or prospective shareholders of a Fund, whether directly or indirectly, in connection with performing its services under this Agreement.  The Distributor further agrees that if a shareholder or prospective shareholder of a Fund contacts the Distributor, or any of its officers, directors, or employees, the Distributor or any such officer, director, or employee shall not discuss any Fund with such shareholder or prospective shareholder and shall direct the call to either the Fund or the Fund’s transfer agent.

5.           Compensation.

As compensation  for the services performed and the expenses assumed by the Distributor under this Agreement, the Distributor shall be entitled to the fees set forth in Exhibit B hereto (as such Exhibit may be amended by the parties from time to time). Except as specified in Section 5A, the Distributor shall be entitled to no compensation or reimbursement of expenses for services provided by the Distributor pursuant to this Agreement. The Distributor may receive compensation from Miller Howard Investments Inc. (“Adviser”) related to its services hereunder or for additional services all as may be agreed to between the Adviser and the Distributor.

6.	Expenses.

A.           Each Fund shall bear all costs and expenses in connection with registration of its Shares with the SEC and the applicable states, as well as all costs and expenses in connection with the offering of such Shares and communications with shareholders, including but not limited to (i) fees and disbursements of its counsel and independent public accountants; (ii) costs and expenses of the preparation, filing, printing and mailing of Registration Statements relating to the Funds and Prospectuses and amendments thereto, as well as related advertising and sales literature, (iii) costs and expenses of the preparation, printing and mailing of annual and interim reports, proxy materials and other communications to shareholders of the Fund; and (iv) fees required in connection with the offer and sale of Shares in such jurisdictions as shall be selected by the Fund pursuant to Section 3(D) hereof.

B.           The Distributor shall bear the expenses of registration or qualification of the Distributor and its employees as a dealer or broker under federal or state laws and the expenses of continuing such registration or qualification.  The Distributor does not assume responsibility for any expenses of a Fund not expressly assumed hereunder.   The Distributor shall be entitled to reimbursement by a Fund for reasonable out of pocket expenses allocable to such Fund as set out in Exhibit B hereto incurred by the Distributor in connection with the provision of services pursuant to this Agreement.

7.           Indemnification.

A.           Each Fund shall indemnify, defend and hold the Distributor, its affiliates and each of their respective members, managers, directors, officers, employees, representatives and any person who controls or previously controlled the Distributor within the meaning of Section 15 of the 1933 Act (collectively, the “Distributor Indemnitees”), free and harmless from and against any and all losses, claims, demands, liabilities, damages and expenses (including the costs of investigating or defending any alleged losses, claims, demands, liabilities, damages or expenses and any reasonable counsel fees incurred in connection therewith) (collectively, “Losses”) that any Distributor Indemnitee may incur under the 1933 Act, the 1934 Act, the 1940 Act any other statute (including Blue Sky laws) or any rule or regulation thereunder, or under common law or otherwise, arising out of or relating to (i) the Distributor providing services to the Funds  in accordance with the standards in this Agreement; (ii) a Fund’s breach of any of its obligations, representations, warranties or covenants contained in this Agreement; (iii) a Fund’s failure to comply with any applicable securities laws or regulations;

or (iv) any claim that the Registration Statement, Prospectus, shareholder reports, sales literature and advertising materials or other information filed or made public by the Client on behalf of that Fund (as from time to time amended) include or included an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein not materially misleading under the 1933 Act, or any other statute or the common law any violation of any rule of FINRA or of the SEC or any other jurisdiction wherein Shares of the Funds are sold, provided, however, that a Fund’s  obligation to indemnify any of the Distributor Indemnitees shall not be deemed to cover any Losses arising out of any untrue statement or alleged untrue statement or omission or alleged omission made in the Registration Statement, Prospectus, annual or interim report, or any such advertising materials or sales literature in reliance upon and in conformity with information relating to the Distributor or its services and furnished to the Client, the Fund or its counsel by the Distributor for inclusion in such materials.  In no event shall anything contained herein be so construed as to protect the Distributor Indemnitees against any liability to the Client, a Fund or its shareholders to which the Distributor Indemnitees would otherwise be subject by reason of willful misfeasance, willful breach, willful misconduct, bad faith, fraud or gross negligence on Distributor’s part or the part of its agents or employees, in the performance of, or from reckless disregard by the Distributor or its agents or employees of, its duties and obligations specifically set forth in this Agreement.

A Fund’s agreement to indemnify the Distributor Indemnitees with respect to any action is expressly conditioned upon the Client being notified of such action or claim of loss brought against any Distributor Indemnitee, within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Distributor Indemnitee, unless the failure to give notice does not prejudice the Fund.  Such notification shall be given by letter or by telegram addressed to the Client’s President, but the failure so to notify the Client of any such action shall not relieve the Fund from any liability which the Fund may have to the person against whom such action is brought by reason of any such untrue, or alleged untrue, statement or omission, or alleged omission, otherwise than on account of the Fund’s indemnity agreement contained in this Section 7(A).

B.           A Fund shall be entitled to participate at its own expense in the defense or, if it so elects, to assume the defense of any suit brought to enforce any such Losses, but if the Fund elects to assume the defense, such defense shall be conducted by counsel chosen by the Fund and approved by the Distributor, which approval shall not be unreasonably withheld.  In the event the Fund elects to assume the defense of any such suit and retain such counsel, the Distributor Indemnitee(s) in such suit shall bear the fees and expenses of any additional counsel retained by them. The Fund shall not be liable for any settlement of any such suit entered into without its prior written consent. If the Fund does not elect to assume the defense of any such suit, or in case the Distributor does not, in the exercise of reasonable judgment, approve of counsel chosen by the Fund or, if under prevailing law or legal codes of ethics, the same counsel cannot effectively represent the interests of both the Fund and the Distributor Indemnitee(s), the Fund will reimburse the Distributor Indemnitee(s) in such suit, for the reasonable fees and expenses of any counsel retained by the Distributor and them The Fund shall not be liable for any settlement of any  such  suit  entered  into  without  its  prior  written  consent.  The Fund’s indemnification agreement contained in Sections 7(A) and 7(B) shall remain operative and in full force and effect regardless of any investigation made by or on behalf of the Distributor Indemnitee(s), and shall survive the delivery of any Shares of the Fund and the termination of this Agreement with respect to the Fund.  This agreement of indemnity will inure exclusively to the Distributor’s benefit, and to the benefit of each Distributor Indemnitee.

C.           The Client shall advance attorney’s fees and other expenses incurred by a Distributor Indemnitee in defending any claim, demand, action or suit which is the subject of a claim for indemnification pursuant to this Section 7 to the maximum extent permissible under applicable law.

D.           The Distributor shall indemnify, defend and hold the Client (including each Fund), its affiliates, and each of their respective directors, officers, employees, representatives, and any person who controls or previously controlled the Client or the Fund within the meaning of Section 15 of the 1933 Act (collectively, the “Client Indemnitees”), free and harmless from and against any and all Losses that any Client Indemnitee may incur under the 1933 Act, the 1934 Act, the 1940 Act, any other statute (including Blue Sky laws) or any rule or regulation thereunder, or under common law or otherwise, arising out of or based upon (i) the Distributor’s breach of any of its obligations, representations, warranties or covenants contained in this Agreement; (ii) the Distributor’s failure to comply with any applicable securities laws or regulations; or (iii) any claim that the Registration Statement, Prospectus, sales literature and advertising materials or other information filed or made public by the Client with respect to a Fund (as from time to time amended) include or included an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements not misleading, insofar as such statement or omission was made in reliance upon, and in conformity with, information furnished to the Client or that Fund by the Distributor in writing.  In no event shall anything contained herein be so construed as to protect the Client against any liability to the Distributor to which the Client would otherwise be subject by reason of willful misfeasance, willful default, willful misconduct, bad faith, fraud, or gross negligence on the Client’s or Fund’s part or the part of their agents or employees in the performance of, or from reckless disregard by the Client or Fund or their agents or employees of, their duties and obligations specifically set forth in this Agreement.

The Distributor’s agreement to indemnify the Client Indemnitees with respect to any action is expressly conditioned upon the Distributor’s being notified of such action or claim of loss brought against a Client Indemnitee, such notification to be given by letter or telegram addressed to the Distributor’s President, within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon the Client Indemnitee, unless the failure to give notice does not prejudice the Distributor.  The failure so to notify the Distributor of any such action shall not relieve the Distributor from any liability which the Distributor may have to the person against whom such action is brought by reason of any such untrue, or alleged untrue, statement or omission, otherwise than on account of the Distributor’s indemnity agreement contained in this Section 7(D).

E.           The Distributor shall be entitled to participate at its own expense in the defense or, if it so elects, to assume the defense of any suit brought to enforce any such Losses, but if the Distributor elects to assume the defense, such defense shall be conducted by counsel chosen by the Distributor and approved by the Client Indemnitee, which approval shall not be unreasonably withheld.  In the event the Distributor elects to assume the defense of any such suit and retain such counsel, the Client Indemnitee(s) in such suit shall bear the fees and expenses of any additional counsel retained by them.  If the Distributor does not elect to assume the defense of any such suit, or in case the Client does not, in the exercise of reasonable judgment, approve of counsel chosen by the Distributor or, if under prevailing law or legal codes of ethics, the same counsel cannot effectively represent the interests of both the Distributor and the Client Indemnitee(s), the Distributor will reimburse the Client Indemnitee(s) in such suit, for the reasonable fees and expenses of any counsel retained by the Client and them. The Distributor shall not be liable for any settlement of any such suit entered into without its prior written consent.  The Distributor’s indemnification agreement contained in Sections 7(D) and (E) shall remain operative and in full force and effect regardless of any investigation made by or on behalf of the Client Indemnitee(s), and shall survive the delivery of any Shares of a Fund and the termination of this Agreement. This Agreement of indemnity will inure exclusively to the benefit of each Client Indemnitee.

F.           No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened suit in respect of which any indemnified party is or could have been a party and indemnity could have been sought under this Agreement by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such suit and does not include an admission of fault, culpability or a failure to act, by or on behalf of such indemnified party.

G.           No person shall be obligated to provide indemnification under this Section 6 if such indemnification would be impermissible under the 1940 Act, the 1933 Act, the 1934 Act or the rules of the FINRA; provided, however, in such event indemnification shall be provided under this Section 7 to the maximum extent so permissible.

8.           Dealer Agreement Indemnification.

A.           Distributor acknowledges and agrees that certain large and significant broker-dealers, such as (without limitation) Merrill Lynch, UBS and Morgan Stanley (all such brokers referred to herein as the “Brokers”), require that Distributor enter into dealer agreements (the “Non-Standard Dealer Agreements”) that contain certain representations, undertakings and indemnification that are not included in the Standard Dealer Agreement.

B.           To the extent that Distributor is requested or required by the Client to enter into any Non-Standard Dealer Agreement, the Client shall indemnify, defend and hold the Distributor Indemnitees free and harmless from and against any and all Losses that any Distributor Indemnitee may incur arising out of or relating to (a) The Distributor’s actions or failures to act pursuant to any Non-Standard Dealer Agreement;

(b) any representations made by The Distributor in any Non-Standard Dealer Agreement to the extent that The Distributor is not required to make such representations in the Standard Dealer Agreement; or (c) any indemnification provided by The Distributor under a Non-Standard Dealer Agreement to the extent that such indemnification is beyond the indemnification The Distributor provides to intermediaries in the Standard Dealer Agreement.  In no event shall anything contained herein be so construed as to protect the Distributor Indemnitees against any liability to the Client or its shareholders to which the Distributor Indemnitees would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of Distributor’s obligations or duties under the Non-Standard Dealer Agreement or by reason of Distributor’s reckless disregard of its obligations or duties under the Non-Standard Dealer Agreement.

9.           Limitations on Damages. Neither party shall be liable for any consequential, special or indirect losses or damages suffered by the other party, whether or not the likelihood of such losses or damages was known by the party.

Force Majeure. Neither party shall be liable for losses, delays, failure, errors, interruption or loss of data occurring directly or indirectly by reason of circumstances beyond its reasonable control, including, without limitation, Acts of Nature (including fire, flood, earthquake, storm, hurricane or other natural disaster); action or inaction of civil or military authority; acts of foreign enemies; war; terrorism; riot; insurrection; sabotage; epidemics; labor disputes; civil commotion; or interruption, loss or malfunction of utilities, transportation, computer or communications capabilities; provided, however, that in each specific case such circumstance shall be beyond the reasonable control of the party seeking to apply this force majeure clause.

10.	Duration and Termination.

A.          This Agreement  shall become effective  with  respect  to each Fund listed on Exhibit A hereof as of the date hereof and, with respect to each Fund not in existence on that date, on the date an amendment to Exhibit A to this Agreement relating to that Fund is executed. Unless sooner terminated as provided herein, this Agreement shall continue in effect for two years from the date hereof (the “Initial Term”). Thereafter, if not terminated, this Agreement shall continue automatically in effect as to each Fund for successive one-year periods (each such year-to-year renewal term a “Renewal Term”), provided such continuance is specifically approved at least annually by (i) the Client’s Board or (ii) the vote of a “majority of the outstanding voting securities” (as defined in the 1940 Act) of a Fund, in accordance with Section 15 of the 1940 Act.

B.           Notwithstanding the foregoing, this Agreement may be terminated, without the payment of any penalty, with respect to a particular Fund (i) through a failure to renew this Agreement at the end of the Initial Term or any Renewal Term or (ii) upon mutual consent of the parties.  Further, this Agreement may be terminated upon no less than 60 days’ written notice by either the Client through a vote of a majority of the members of the Board who are not interested persons, as that term is defined in the 1940 Act, and have no direct or indirect financial interest in the operation of this Agreement or by vote.

C.           Notwithstanding the foregoing, a Fund may terminate this Agreement at any time: (i) if the Distributor materially breaches any section of this Agreement, if such breach was caused by or was a result of willful misfeasance, willful default, willful misconduct, bad faith, or fraud on the Distributor’s part or the part of its agents or employees, in the performance of, or from reckless disregard  by the Distributor or its agents or employees of, the duties and obligations specifically set forth in this Agreement; or (ii) upon the occurrence of a Distributor Bankruptcy Event.

D.           Notwithstanding the foregoing, the Distributor may terminate this Agreement at any time:  (i) if a Fund materially breaches any section of this Agreement, if such breach was caused by or was a result of willful misfeasance, willful default, willful misconduct, bad faith, or fraud on a Fund’s part or the part of its agents or employees, in the performance of, or from reckless disregard  by a Fund or its agents or employees of, the duties and obligations specifically set forth in this Agreement; or (ii) upon the occurrence of a Fund Bankruptcy Event. For purposes of this Agreement, a Fund Bankruptcy Event shall mean with respect to a Fund each of the following clauses (y) and (z): (y) if an involuntary proceeding has been commenced or an involuntary petition has been filed seeking (a) liquidation, reorganization or other relief in respect of such Fund or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (b) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such Fund or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed and unstayed for a period of 60 or more days or an order or decree approving or ordering any of the foregoing shall be entered, or (z) if such Fund (a) voluntarily commences  any proceeding or files any petition seeking liquidation, reorganization  or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (b) consents  to the institution of, or fails to contest  in a timely and appropriate manner, any proceeding or petition described in clause (y), (c) applies for or consents to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such Fund or for a substantial part of its assets, (d) files an answer admitting the material allegations of a petition filed against it in any such proceeding, (e) makes a general assignment for the benefit of creditors  or (f) takes any action for the purpose of effecting any of the foregoing.

E.           This Agreement will automatically terminate in the event of its assignment (as defined in the 1940 Act).

11.	Anti-Money Laundering Compliance.

A.           Each of the Distributor and Client on behalf of each Fund acknowledges that it is a financial institution subject to the USA PATRIOT Act of 2001 and the Bank Secrecy Act (collectively, the “AML Acts”), which require, among other things, that financial institutions adopt compliance programs to guard against money laundering. Each represents and warrants to the other that it is in compliance with and will continue to comply with the AML Acts and applicable regulations in all relevant respects.

B.           The Distributor shall include specific contractual provisions regarding anti-money laundering compliance obligations in agreements entered into by the Distributor with any broker dealer or other financial intermediary that is authorized to effect transactions  in Shares of the Funds.

C.           Each of the Distributor and Client on behalf of each Fund agrees that it will take such further steps, and cooperate with the other as may be reasonably necessary, to facilitate compliance with the AML Acts, including but not limited to the provision of copies of its written procedures, policies and controls related thereto (“AML Operations”).  The Distributor undertakes that it will grant to the Client and the Client’s anti-money laundering compliance officer and appropriate regulatory agencies, reasonable access to copies of the Distributor’s AML Operations, and related books and records to the extent they pertain to the Distributor’s services hereunder. It is expressly understood and agreed that the Client on behalf of each Fund and the Client’s compliance officer in its capacity as compliance officer for the Funds shall have no access to any of the Distributor’s AML Operations, books or records pertaining solely to other clients or services to such other clients of the Distributor.

12.           Privacy.  In accordance with Regulation S-P, the Distributor will not disclose any nonpublic personal information, as defined in Regulation S-P, received from the Client or any Fund regarding any Fund shareholder; provided, however, that the Distributor may disclose such information to any party as necessary in the ordinary course of business to carry out the purposes for which such information was disclosed to the Distributor. The Distributor shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security; confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to shareholders of the Funds.

The Client, on behalf of each Fund, represents to the Distributor that it has adopted a Statement of its privacy policies and practices as required by SEC Regulation S-P and agrees to provide to the Distributor a copy of that statement annually.   The Distributor agrees to use reasonable precautions to protect, and prevent the unintentional disclosure of, such non-public personal information.

13.           Confidentiality. During the term of this Agreement, the Distributor and the Client on behalf of each Fund may have access to confidential information relating to such matters as either party’s business, trade secrets, systems, procedures, manuals, products, contracts, personnel, and clients.  As used in this Agreement, “Confidential Information” means information belonging to the Distributor or the Client or a Fund which is of value to such party and the disclosure of which could result in a competitive or other disadvantage to either party, including, without limitation, financial information, business practices and policies, know-how, trade secrets, market or sales information or plans, customer lists, business plans, and all provisions of this Agreement.

Confidential Information does not include: (i) information that was known to the receiving Party before receipt thereof from or on behalf of the Disclosing Party; (ii) information that is disclosed to the Receiving Party by a third person who has a right to make such disclosure without any obligation of confidentiality to the Party seeking to enforce its rights under this Section; (iii) information that is or becomes generally known in the trade without violation of this Agreement by the Receiving Party; or (iv) information that is independently developed by the Receiving Party or its employees or affiliates without reference to the Disclosing Party’s information.

Each party will protect the other’s Confidential Information with at least the same degree of care it uses with respect to its own Confidential Information, and will not use the other party’s Confidential Information other than in connection with its duties and obligations hereunder. Each party hereby agrees not to disclose any Confidential Information other than to those of its officers, directors, employees, advisors and representatives (collectively, “Representatives”) with a need to know the information contained therein; provided that such Representatives shall be subject to the terms of this Agreement.  Each party hereby acknowledges that it may receive material non-public information regarding securities in connection with this Agreement or the Distribution Agreement and agrees that it is aware, and that it will advise its Representatives, that the United States securities laws prohibit any person who has received material, non-public information concerning securities from purchasing or selling the securities of any issuer, or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

Notwithstanding the foregoing, a party may disclose the other’s Confidential Information if (i) required by law, regulation or legal process or if requested by any regulatory agency with jurisdiction over the Distributor, the Fund or the Client; (ii) it is advised by counsel in writing that it may incur liability for failure to make such disclosure; or (iii) requested to by the other party; provided that in the event of (i) or (ii) the disclosing party shall give the other party reasonable prior notice of such disclosure to the extent reasonably  practicable and shall reasonably cooperate with the other party (at such other party’s expense) in any efforts to prevent such disclosure.

In the event of any unauthorized use or disclosure by a party of any Confidential Information of the other party, the disclosing party shall promptly (i) notify the other party of the unauthorized use or disclosure; (ii) take all reasonable actions to limit the adverse effect on the other party of such unauthorized use or disclosure; and (iii) take all reasonable action to protect against a recurrence of the unauthorized use or disclosure.

14.           Notices.  Any notice required or permitted to be given by any party to the others shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service or 3 days after sent by registered or certified mail, postage prepaid, return receipt requested or on the date sent and confirmed received by facsimile transmission to the other party’s address as set forth below:

Notices to the Distributor shall be sent to:

Foreside Fund Services, LLC
Attn: Legal Department
Three Canal Plaza, Suite 100
Portland, Maine 04101
Fax:  (207) 553-7151

Notices to the Client shall be sent to:

Miller/Howard Funds Trust
_______________________
_______________________
_______________________
Fax: ___________________

10.           Modifications. This contract is a separate contract with respect to each Fund. The terms of this Agreement shall not be waived, altered, modified, amended or supplemented in any manner whatsoever with respect except by a written instrument signed by the Distributor and the Client on behalf of such Fund.  If required under the 1940 Act, any such amendment must be approved by (i) the Client’s Board, including a majority of the Client’s Board who are not interested persons, as such term is defined in the 1940 Act, of any party to this Agreement, by vote cast in person at a meeting for the purpose of voting on such amendment or (ii) the Fund’s shareholders.

11.           Governing Law. This Agreement shall be construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law principles thereof.

12.           Entire Agreement. This Agreement constitutes the entire agreement between the Parties hereto and supersedes all prior communications, understandings and agreements relating to the subject matter hereof, whether oral or written.

13.           Survival. The provisions of Sections [_____________]  and  of this Agreement shall survive any termination of this Agreement.

14.           Miscellaneous.  The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.  If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if this Agreement did not contain such part, term or provision.

Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors.

15.          Counterparts. This Agreement may be executed by the parties hereto in any number of counterparts, and all of the counterparts taken together shall be deemed to constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

FORESIDE FUND SERVICES, LLC

By:

MILLER/HOWARD FUNDS TRUST

By:

EXHIBIT A

Updated: [Date of Agreement/Amendment that Updates Fund List]

Fund Names

Miller/Howard Income Equity Fund

Miller/Howard Drill Bit to Burner Tip® Fund

EXHIBIT B

Compensation

SALES LOADS*:

1.           With respect to Adviser Share Class and Class I Shares, if any, the Distributor shall not be entitled to any compensation.

2.           With respect to any future Class of Shares, the Distributor shall be entitled to such consideration as the Fund and the Distributor shall agree at the time such Class of Shares is established.

*All Sales Loads received by the Distributor shall be held to be used solely for distribution-related expenses and shall not be retained as profit.

12b-1 PAYMENTS:

At the time of the execution of this Distribution Agreement, the Client will provide the Distributor with the Distribution and Service Plan if the Fund has a Board approved Distribution and Service Plan that authorizes it to compensate and reimburse the Distributor for its services. The Fund shall pay all compensation and reimbursements pursuant to this Agreement, or such portions thereof as are authorized and available under the Distribution and Service Plan.